Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Cecil Bancorp, Inc.

Elkton, Maryland

We consent to the incorporation by reference into the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission of our report dated March 19, 2009, relating to the consolidated balance sheets of Cecil Bancorp, Inc. (the “Registrant”) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, which report is included in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Baltimore, Maryland

May 22, 2009